Exhibit 99.3

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULES

Item 8—Financial Statements

Management’s Report on Internal Control Over Financial Reporting

UPS management is responsible for establishing and maintaining adequate internal controls over financial reporting for United Parcel Service, Inc. and subsidiaries (“the Company”). Based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, management has assessed the Company’s internal control over financial reporting as effective as of December 31, 2004. The scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s businesses except for Menlo Worldwide Forwarding, a business acquired on December 20, 2004. Menlo constituted less than 3% of total assets as of December 31, 2004 and less than 1% of total revenue and net income for the year then ended. Further discussion of this acquisition can be found in Note 7 to our consolidated financial statements. The registered independent public accounting firm of Deloitte & Touche LLP, as auditors of the consolidated balance sheet of United Parcel Service, Inc. and its subsidiaries as of December 31, 2004 and the related consolidated statements of income, shareowners’ equity and cash flows for the year ended December 31, 2004, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

United Parcel Service, Inc.

March 14, 2005

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

Board of Directors and Shareowners

United Parcel Service, Inc.

Atlanta, Georgia

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that United Parcel Service, Inc. and its subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Report on Internal Control over Financial Reporting, management excluded from their assessment the internal control over financial reporting at Menlo Worldwide Forwarding, Inc., which was acquired on December 20, 2004 and whose financial statements reflect total assets and revenues constituting less than 3% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004. Accordingly, our audit did not include the internal control over financial reporting at Menlo Worldwide Forwarding, Inc. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of United Parcel Service, Inc. and its subsidiaries as of December 31, 2004, and the related consolidated statements of income, shareowners equity, and cash flows for the year ended December 31, 2004 of the Company and our report dated March 14, 2005 expressed an unqualified opinion on those financial statements.

Deloitte & Touche LLP

Atlanta, Georgia

March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareowners

United Parcel Service, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of United Parcel Service, Inc. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareowners’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United Parcel Service, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002; and began applying prospectively the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” effective January 1, 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP

Atlanta, Georgia

March 14, 2005

(May 16, 2005 as to Notes 12 and 18)

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash & cash equivalents	$739	$1,064
Marketable securities & short-term investments	4,458	2,888
Accounts receivable, net	5,156	4,004
Finance receivables, net	524	840
Income tax receivable	371	—
Deferred income taxes	392	316
Other current assets	965	847

Total Current Assets	12,605	9,959
Property, Plant & Equipment—at cost, net of accumulated depreciation & amortization of $13,505 and $12,516 in 2004 and 2003	13,973	13,298
Prepaid Pension Costs	3,160	2,922
Goodwill and Intangible Assets, Net	1,924	1,883
Other Assets	1,364	1,672

	$33,026	$29,734

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt and commercial paper	$1,187	$674
Accounts payable	2,312	2,003
Accrued wages & withholdings	1,197	1,166
Dividends payable	315	282
Other current liabilities	1,518	1,499

Total Current Liabilities	6,529	5,624
Long-Term Debt	3,261	3,149
Accumulated Postretirement Benefit Obligation, Net	1,470	1,335
Deferred Taxes, Credits & Other Liabilities	5,382	4,774
Shareowners’ Equity:
Preferred stock, no par value, authorized 200 shares, none issued	—	—
Class A common stock, par value $.01 per share, authorized 4,600 shares, issued 515 and 571 in 2004 and 2003	5	6
Class B common stock, par value $.01 per share, authorized 5,600 shares, issued 614 and 560 in 2004 and 2003	6	5
Additional paid-in capital	417	662
Retained earnings	16,192	14,356
Accumulated other comprehensive loss	(236)	(177)
Deferred compensation obligations	169	136

	16,553	14,988
Less: Treasury stock (3 and 2 shares in 2004 and 2003)	(169)	(136)

	16,384	14,852

	$33,026	$29,734

See notes to consolidated financial statements.

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME

(In millions, except per share amounts)

	Years Ended December 31,
	2004	2003	2002
Revenue	$36,582	$33,485	$31,272
Operating Expenses:
Compensation and benefits	20,916	19,328	17,940
Other	10,677	9,712	9,236

	31,593	29,040	27,176

Operating Profit	4,989	4,445	4,096

Other Income and (Expense):
Investment income	82	18	63
Interest expense	(149)	(121)	(173)
Gain on redemption of long-term debt	—	28	—
Tax assessment reversal	—	—	1,023

	(67)	(75)	913

Income Before Income Taxes And Cumulative Effect of Change In Accounting Principle	4,922	4,370	5,009
Income Taxes	1,589	1,472	1,755

Income Before Cumulative Effect of Change In Accounting Principle	3,333	2,898	3,254
Cumulative Effect of Change In Accounting Principle, Net of Taxes	—	—	(72)

Net Income	$3,333	$2,898	$3,182

Basic Earnings Per Share Before Cumulative Effect Of Change In Accounting Principle	$2.95	$2.57	$2.91

Basic Earnings Per Share	$2.95	$2.57	$2.84

Diluted Earnings Per Share Before Cumulative Effect Of Change In Accounting Principle	$2.93	$2.55	$2.87

Diluted Earnings Per Share	$2.93	$2.55	$2.81

See notes to consolidated financial statements.

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED SHAREOWNERS’ EQUITY

(In millions, except per share amounts)

	2004		2003		2002
	Shares	Dollars	Shares	Dollars	Shares	Dollars
Class A Common Stock
Balance at beginning of year	571	$6	642	$7	772	$8
Common stock purchases	(12)	—	(5)	—	(10)	—
Stock award plans	12	—	12	—	11	—
Common stock issuances	3	—	2	—	2	—
Conversions of Class A to Class B common stock	(59)	(1)	(80)	(1)	(133)	(1)

Balance at end of year	515	5	571	6	642	7

Class B Common Stock
Balance at beginning of year	560	5	482	4	349	3
Common stock purchases	(5)	—	(2)	—	—	—
Conversions of Class A to Class B common stock	59	1	80	1	133	1

Balance at end of year	614	6	560	5	482	4

Additional Paid-In Capital
Balance at beginning of year		662		387		414
Stock award plans		677		545		477
Common stock purchases		(1,075)		(398)		(604)
Common stock issuances		153		128		100

Balance at end of year		417		662		387

Retained Earnings
Balance at beginning of year		14,356		12,495		10,162
Net income		3,333		2,898		3,182
Dividends ($1.12, $0.92, and $0.76)		(1,262)		(1,037)		(849)
Common stock purchases		(235)		—		—

Balance at end of year		16,192		14,356		12,495

Accumulated Other Comprehensive Income
Foreign currency translation adjustment:
Balance at beginning of year		(56)		(328)		(269)
Aggregate adjustment for the year		(71)		272		(59)

Balance at end of year		(127)		(56)		(328)

Unrealized gain (loss) on marketable securities, net of tax:
Balance at beginning of year		14		(34)		(21)
Current period changes in fair value (net of tax effect of $(10), $13, and $(9))		(18)		21		(16)
Reclassification to earnings (net of tax effect of $(1), $17, and $1)		(1)		27		3

Balance at end of year		(5)		14		(34)

Unrealized gain (loss) on cash flow hedges, net of tax:
Balance at beginning of year		(72)		(26)		(49)
Current period changes in fair value (net of tax effect of $21, $(6), and $6)		37		(9)		10
Reclassification to earnings (net of tax effect of $4, $(21), and $9)		6		(37)		13

Balance at end of year		(29)		(72)		(26)

Additional minimum pension liability, net of tax:
Balance at beginning of year		(63)		(50)		—
Minimum pension liability adjustment (net of tax effect of $(5), $(6), and $(31))		(12)		(13)		(50)

Balance at end of year		(75)		(63)		(50)

Accumulated other comprehensive income at end of year		(236)		(177)		(438)

Deferred Compensation Obligations
Balance at beginning of year		136		84		47
Common stock held for deferred compensation obligations		33		52		37

Balance at end of year		169		136		84

Treasury Stock
Balance at beginning of year	(2)	(136)	(1)	(84)	(1)	(47)
Common stock held for deferred compensation obligations	(1)	(33)	(1)	(52)	—	(37)

Balance at end of year	(3)	(169)	(2)	(136)	(1)	(84)

Total Shareowners’ Equity at End of Year		$16,384		$14,852		$12,455

Comprehensive Income		$3,274		$3,159		$3,083

See notes to consolidated financial statements.

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)

	Years Ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities:
Net income	$3,333	$2,898	$3,182
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,543	1,549	1,464
Postretirement benefits	135	84	121
Deferred taxes, credits and other	289	317	162
Stock award plans	610	497	445
Tax assessment reversal	—	—	(776)
Vacation policy change	—	—	(121)
Restructuring charge and related expenses	—	—	85
Loss (gain) on impairment or disposal of assets	129	55	19
Other (gains) losses	15	96	116
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(686)	(264)	312
Other assets	390	13	403
Prepaid pension costs	(238)	(990)	(87)
Accounts payable	318	66	(56)
Accrued wages and withholdings	(73)	83	112
Income taxes payable	(399)	204	16
Other current liabilities	(35)	(32)	291

Net cash from operating activities	5,331	4,576	5,688

Cash Flows From Investing Activities:
Capital expenditures	(2,127)	(1,947)	(1,658)
Disposals of property, plant and equipment	75	118	89
Purchases of marketable securities and short-term investments	(6,322)	(8,083)	(3,833)
Sales and maturities of marketable securities and short-term investments	4,724	7,118	2,654
Net (increase) decrease in finance receivables	318	50	(495)
Cash received (paid) for business acquisitions / dispositions	(238)	8	(14)
Other investing activities	(68)	(6)	(24)

Net cash (used in) investing activities	(3,638)	(2,742)	(3,281)

Cash Flows From Financing Activities:
Proceeds from borrowings	811	361	419
Repayments of borrowings	(468)	(1,245)	(1,099)
Purchases of common stock	(1,310)	(398)	(604)
Issuances of common stock	193	154	116
Dividends	(1,208)	(956)	(840)
Other financing activities	(32)	(26)	(82)

Net cash (used in) financing activities	(2,014)	(2,110)	(2,090)

Effect Of Exchange Rate Changes On Cash	(4)	216	(51)

Net Increase (Decrease) In Cash And Cash Equivalents	(325)	(60)	266
Cash And Cash Equivalents:
Beginning of period	1,064	1,124	858

End of period	$739	$1,064	$1,124

Cash Paid During The Period For:
Interest (net of amount capitalized)	$120	$126	$190

Income taxes	$2,037	$1,097	$1,416

See notes to consolidated financial statements.

UNITED PARCEL SERVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

Basis of Financial Statements and Business Activities

The accompanying financial statements include the accounts of United Parcel Service, Inc., and all of its consolidated subsidiaries (collectively “UPS” or the “Company”). All intercompany balances and transactions have been eliminated.

UPS concentrates its operations in the field of transportation services, primarily domestic and international letter and package delivery. Through our supply chain solutions segment, we are also a global provider of specialized transportation, logistics, and financial services.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

U.S. Domestic and International Package Operations—Revenue is recognized upon delivery of a letter or package.

Supply Chain Solutions—Revenue is recognized as follows:

Freight services and logistics—Freight forwarding revenue and the expense related to the transportation of freight is recognized at the time the services are performed in accordance with EITF 99-19 “Reporting Revenue Gross as a Principal Versus Net as an Agent”. Material management and distribution revenue is recognized upon performance of the service provided. Customs brokerage revenue is recognized upon completing documents necessary for customs entry purposes.

Financial services—Income on loans and direct finance leases is recognized on the effective interest method. Accrual of interest income is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days delinquent. Income on operating leases is recognized on the straight-line method over the terms of the underlying leases.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments that are readily convertible into cash. We consider securities with maturities of three months or less, when purchased, to be cash equivalents. The carrying amount of these securities approximates fair value because of the short-term maturity of these instruments.

In 2004, we began classifying all auction rate preferred and debt instruments as marketable securities. Previously, such securities were classified as cash equivalents if the auction reset periods were three months or less. Auction rate securities held at December 31, 2003 totaling $1.887 billion were reclassified from cash equivalents into marketable securities for consistent presentation on our consolidated balance sheet.

Marketable Securities and Short-Term Investments

Marketable securities are classified as available-for-sale and are carried at fair value, with related unrealized gains and losses reported, net of tax, as accumulated other comprehensive income (“OCI”), a separate component of shareowners’ equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income, along with interest and dividends. The cost of securities sold is based on the specific identification method; realized gains and losses resulting from such sales are included in investment income.

Investment securities are reviewed for impairment in accordance with FASB Statement No. 115 “Accounting for Certain Investments in Debt and Equity Securities” and EITF 03-01 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” We periodically review our investments for indications of other than temporary impairment considering many factors, including the extent and duration to which a security’s fair value has been less than its cost, overall economic and market conditions, and the financial condition and specific prospects for the issuer. Impairment of investment securities results in a charge to income when a market decline below cost is other than temporary.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the assets, which are as follows: Vehicles—9 years; Aircraft—12 to 20 years; Buildings—20 to 40 years; Leasehold Improvements—lives of leases; Plant Equipment—8 1/3 years; Technology Equipment—3 to 5 years. The costs of major airframe and engine overhauls, as well as routine maintenance and repairs, are charged to expense as incurred.

Interest incurred during the construction period of certain property, plant and equipment is capitalized until the underlying assets are placed in service, at which time amortization of the capitalized interest begins, straight-line, over the estimated useful lives of the related assets. Capitalized interest was $25 million for each of the years 2004, 2003, and 2002, respectively.

Impairment of Long-Lived Assets

In accordance with the provisions of FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” we review long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

In December 2003, we permanently removed from service a number of Boeing 727 and McDonnell Douglas DC-8 aircraft. As a result, we conducted an impairment evaluation, which resulted in a $75 million impairment charge during the fourth quarter for these aircraft (including the related engines), $69 million of which impacted the U.S. domestic package segment and $6 million of which impacted the international package segment.

In December 2004, we permanently removed from service a number of Boeing 727, 747 and McDonnell Douglas DC-8 aircraft. As a result of the actual and planned retirement of these aircraft, we conducted an impairment evaluation, which resulted in a $110 million impairment charge during the fourth quarter for these aircraft (including the related engines and parts), $91 million of which impacted the U.S. domestic package segment and $19 million of which impacted the international package segment.

These charges are classified in the caption “other expenses” within other operating expenses (see Note 13). UPS continues to operate all of its other aircraft and continues to experience positive cash flow.

Goodwill and Intangible Assets

Costs of purchased businesses in excess of net assets acquired (goodwill), and intangible assets are accounted for under the provisions of FASB Statement No. 142 “Goodwill and Other Intangible Assets” (“FAS 142”). Upon adoption of FAS 142, we were required to test all existing goodwill for impairment as of January 1, 2002, and at least annually thereafter, unless changes in circumstances indicate an impairment may have occurred sooner. We are required to test goodwill on a “reporting unit” basis. A reporting unit is the operating segment unless, for businesses within that operating segment, discrete financial information is prepared and regularly reviewed by management, in which case such a component business is the reporting unit.

A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of goodwill exceeds its fair value. Fair values are established using discounted cash flows. When available and as appropriate, comparative market multiples were used to corroborate discounted cash flow results.

We recorded a non-cash goodwill impairment charge of $72 million ($0.06 per diluted share) as of January 1, 2002, related to our Mail Technologies business. This charge was reported as a cumulative effect of a change in accounting principle. The primary factor resulting in the impairment charge was the lower than anticipated growth experienced in the expedited mail delivery business. In conjunction with our annual test of goodwill in 2002, we recorded an additional impairment charge of $2 million related to our Mail Technologies business, resulting in total goodwill impairment of $74 million for 2002. We sold the Mail Technologies business unit during the second quarter of 2003 (see Note 7). Our annual impairment tests performed in 2004 and 2003 resulted in no goodwill impairment.

Finite-lived intangible assets, including trademarks, licenses, patents, and franchise rights are amortized over the estimated useful lives of the assets, which range from 5 to 20 years. Capitalized software is amortized over periods ranging from 3 to 5 years. In 2004, we began classifying software as intangible assets. Previously, capitalized software was classified within property, plant and equipment. Capitalized software at December 31, 2003 totaling $610 million was reclassified from property, plant and equipment into intangible assets for consistent presentation on our consolidated balance sheet.

Self-Insurance Accruals

We self-insure costs associated with workers’ compensation claims, automotive liability, health and welfare, and general business liabilities, up to certain limits. Insurance reserves are established for estimates of the loss that we will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. Recorded balances are based on reserve levels determined by outside actuaries, who incorporate historical loss experience and judgments about the present and expected levels of cost per claim.

Income Taxes

Income taxes are accounted for under FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are provided if it is more likely than not that a deferred tax asset will not be realized.

We record accruals for tax contingencies related to potential assessments by tax authorities. Such accruals are based on management’s judgment and best estimate as to the ultimate outcome of any potential tax audits. Actual tax audit results could vary from these estimates.

Foreign Currency Translation

We translate the results of operations of our foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Balance sheet currency translation adjustments are recorded in OCI. Net currency transaction gains and losses included in other operating expenses were pre-tax gains of $44, $21, and $27 million in 2004, 2003 and 2002, respectively.

Stock-Based Compensation

Effective January 1, 2003, we adopted the fair value measurement provisions of FASB Statement No. 123 “Accounting for Stock-Based Compensation” (“FAS 123”). In years prior to 2003, we used the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, we did not have to recognize compensation expense for our stock option grants and our discounted stock purchase plan, however we did recognize compensation expense for our management incentive awards and certain other stock awards (see Note 11 for a description of these plans).

Under the provisions of FASB Statement No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure,” we have elected to adopt the measurement provisions of FAS 123 using the prospective method. Under this approach, all stock-based compensation granted subsequent to January 1, 2003 will be expensed to compensation and benefits over the vesting period based on the fair value at the date the stock-based compensation is granted. Stock compensation awards granted to date include stock options, management incentive awards, restricted performance units, and employer matching contributions (in shares of UPS stock) for a defined contribution benefit plan. The adoption of the measurement provisions of FAS 123 reduced 2004 and 2003 net income by $35 million ($0.03 per diluted share) and $20 million ($0.02 per diluted share), respectively.

The following provides pro forma information as to the impact on net income and earnings per share if we had used the fair value measurement provisions of FAS 123 to account for all stock-based compensation awards granted prior to January 1, 2003 (in millions, except per share amounts).

	2004	2003	2002
Net income	$3,333	$2,898	$3,182
Add: Stock-based employee compensation expense included in net income, net of tax effects	563	456	391
Less: Total pro forma stock-based employee compensation expense, net of tax effects	(588)	(507)	(459)

Pro forma net income	$3,308	$2,847	$3,114

Basic earnings per share
As reported	$2.95	$2.57	$2.84
Pro forma	$2.93	$2.52	$2.78
Diluted earnings per share
As reported	$2.93	$2.55	$2.81
Pro forma	$2.91	$2.50	$2.75

The fair value of each option grant is estimated using the Black-Scholes option pricing model. Compensation cost is also measured for the fair value of employees’ purchase rights under our discounted stock purchase plan using the Black-Scholes option pricing model. The weighted-average assumptions used, by year, and the calculated weighted average fair value of options and employees’ purchase rights granted, are as follows:

	2004	2003	2002
Stock options:
Expected dividend yield	1.50%	1.22%	1.10%
Risk-free interest rate	4.31%	3.70%	4.67%
Expected life in years	7	8	5
Expected volatility	15.69%	19.55%	20.24%
Weighted average fair value of options granted	$16.24	$17.02	$21.27

Discounted stock purchase plan:
Expected dividend yield	1.42%	1.12%	1.10%
Risk-free interest rate	1.18%	1.06%	1.70%
Expected life in years	0.25	0.25	0.25
Expected volatility	16.83%	19.79%	20.45%
Weighted average fair value of purchase rights*	$9.56	$8.53	$8.20

*	Includes the 10% discount from the market price (see Note 11).

Derivative Instruments

Derivative instruments are accounted for in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), as amended, which requires all financial derivative instruments to be recorded on our balance sheet at fair value. Derivatives not designated as hedges must be adjusted to fair value through income. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in its fair value that are considered to be effective, as defined, either offset the change in fair value of the hedged assets, liabilities, or firm commitments through income, or are recorded in OCI until the hedged item is recorded in income. Any portion of a change in a derivative’s fair value that is considered to be ineffective, or is excluded from the measurement of effectiveness, is recorded immediately in income.

New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which replaces FAS 123 and supercedes APB 25. FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. We will adopt FAS 123R in the third quarter of 2005, using the prospective method of adoption. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of FAS 123R. There will be no impact upon adoption, as we will already be expensing all unvested option and restricted stock awards.

In December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-2 provides guidance under FAS 109 with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FAS 109. We have not yet completed our evaluation of the impact of the repatriation provisions of the Jobs Act. Accordingly, as provided for in FSP 109-2, we have not adjusted our income tax provision or deferred tax liabilities to reflect the repatriation provisions of the Jobs Act.

The adoption of the following recent accounting pronouncements did not have a material impact on our results of operations or financial condition:

•	FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—An Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34”;

•	FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51”;

•	FASB Statement No. 132(R) (revised 2003), “Employer’s Disclosures about Pensions and Other Post-Retirement Benefits—An Amendment of FASB Statements No. 87, 88, and 106”;

•	FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”;

•	FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”;

•	FASB Statement No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity”; and

•	FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”.

Changes in Presentation

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2. MARKETABLE SECURITIES AND SHORT-TERM INVESTMENTS

The following is a summary of marketable securities and short-term investments at December 31, 2004 and 2003 (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
2004
U.S. government & agency securities	$269	$1	$1	$269
U.S. mortgage & asset-backed securities	1,042	1	1	1,042
U.S. corporate securities	446	1	1	446
U.S. state and local municipal securities	1,098	—	—	1,098
Other debt securities	2	—	—	2

Total debt securities	2,857	3	3	2,857
Common equity securities	63	14	—	77
Preferred equity securities	1,546	—	22	1,524

	$4,466	$17	$25	$4,458

	Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
2003
U.S. government & agency securities	$151	$1	$—	$152
U.S. mortgage & asset-backed securities	474	1	—	475
U.S. corporate securities	192	2	1	193
U.S. state and local municipal securities	561	—	—	561
Other debt securities	4	—	1	3

Total debt securities	1,382	4	2	1,384
Common equity securities	66	29	—	95
Preferred equity securities	1,418	—	9	1,409

	$2,866	$33	$11	$2,888

The gross realized gains on sales of marketable securities totaled $7, $21, and $11 million in 2004, 2003, and 2002, respectively. The gross realized losses totaled $5, $7, and $10 million in 2004, 2003, and 2002, respectively. Impairment losses recognized on marketable securities and short-term investments totaled $0, $58, and $5 million during 2004, 2003, and 2002, respectively.

The following table presents the age of gross unrealized losses and fair value by investment category for all securities in a loss position as of December 31, 2004 (in millions):

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government & agency securities	$189	$1	$5	$—	$194	$1
U.S. mortgage & asset-backed securities	111	1	2	—	113	1
U.S. corporate securities	197	1	22	—	219	1
U.S. state and local municipal securities	—	—	—	—	—	—
Other debt securities	—	—	—	—	—	—

Total debt securities	497	3	29	—	526	3
Common equity securities	—	—	—	—	—	—
Preferred equity securities	10	—	98	22	108	22

	$507	$3	$127	$22	$634	$25

The unrealized losses in the preferred equity securities relate to securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC), and are primarily due to changes in market interest rates. Due to the periodic interest rate adjustment features on these securities, we do not consider these losses to be other-than-temporary. We have both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the cost basis.

The amortized cost and estimated fair value of marketable securities and short-term investments at December 31, 2004, by contractual maturity, are shown below (in millions). Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Cost	Estimated Fair Value
Due in one year or less	$37	$37
Due after one year through three years	459	458
Due after three years through five years	75	75
Due after five years	2,286	2,287

	2,857	2,857
Equity securities	1,609	1,601

	$4,466	$4,458

NOTE 3. FINANCE RECEIVABLES

The following is a summary of finance receivables at December 31, 2004 and 2003 (in millions):

	2004	2003
Commercial term loans	$360	$438
Investment in finance leases	188	270
Asset-based lending	285	290
Receivable factoring	191	468

Gross finance receivables	1,024	1,466
Less: Allowance for credit losses	(25)	(52)

Balance at December 31	$999	$1,414

Outstanding receivable balances at December 31, 2004 and 2003 are net of unearned income of $35 and $48 million, respectively. When we “factor” (i.e., purchase) a customer invoice from a client, we record the customer receivable as an asset and also establish a liability for the funds due to the client, which is recorded in accounts payable on the consolidated balance sheet. The following is a reconciliation of receivable factoring balances at December 31, 2004 and 2003 (in millions):

	2004	2003
Customer receivable balances	$191	$468
Less: Amounts due to client	(112)	(195)

Net funds employed	$79	$273

Non-earning finance receivables were $38 and $67 million at December 31, 2004 and 2003, respectively. The following is a rollforward of the allowance for credit losses on finance receivables (in millions):

	2004	2003
Balance at January 1	$52	$38
Provisions charged to operations	14	39
Charge-offs, net of recoveries	(41)	(25)

Balance at December 31	$25	$52

The carrying value of finance receivables at December 31, 2004, by contractual maturity, is shown below (in millions). Actual maturities may differ from contractual maturities because some borrowers have the right to prepay these receivables without prepayment penalties.

Carrying Value
Due in one year or less	$530
Due after one year through three years	81
Due after three years through five years	99
Due after five years	314

$1,024

Based on interest rates for financial instruments with similar terms and maturities, the estimated fair value of finance receivables is approximately $991 million and $1.384 billion as of December 31, 2004 and 2003, respectively. At December 31, 2004, we had unfunded loan commitments totaling $344 million, consisting of standby letters of credit of $53 million and other unfunded lending commitments of $291 million.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31 consists of the following (in millions):

	2004	2003
Vehicles	$3,784	$3,486
Aircraft (including aircraft under capitalized leases)	11,590	10,897
Land	760	721
Buildings	2,164	2,083
Leasehold improvements	2,347	2,219
Plant equipment	4,641	4,410
Technology equipment	1,596	1,495
Equipment under operating lease	57	53
Construction-in-progress	539	450

	27,478	25,814
Less: Accumulated depreciation and amortization	(13,505)	(12,516)

	$13,973	$13,298

NOTE 5. EMPLOYEE BENEFIT PLANS

We maintain the following defined benefit pension plans (the “Plans”): UPS Retirement Plan, UPS Excess Coordinating Benefit Plan, and the UPS Pension Plan.

The UPS Retirement Plan is noncontributory and includes substantially all eligible employees of participating domestic subsidiaries who are not members of a collective bargaining unit. The Plan provides for retirement benefits based on average compensation levels earned by employees prior to retirement. Benefits payable under this Plan are subject to maximum compensation limits and the annual benefit limits for a tax qualified defined benefit plan as prescribed by the Internal Revenue Service.

The UPS Excess Coordinating Benefit Plan is a non-qualified plan that provides benefits to participants in the UPS Retirement Plan for amounts that exceed the benefit limits described above.

The UPS Pension Plan is noncontributory and includes certain eligible employees of participating domestic subsidiaries and members of collective bargaining units that elect to participate in the plan. The Plan provides for retirement benefits based on service credits earned by employees prior to retirement.

Our funding policy is consistent with relevant federal tax regulations. Accordingly, our contributions are deductible for federal income tax purposes. Because the UPS Excess Coordinating Benefit Plan is non-qualified for federal income tax purposes, this plan is not funded.

We also sponsor postretirement medical plans that provide health care benefits to our retirees who meet certain eligibility requirements and who are not otherwise covered by multi-employer plans. Generally, this includes employees with at least 10 years of service who have reached age 55 and employees who are eligible for postretirement medical benefits from a Company-sponsored plan pursuant to collective bargaining agreements. We have the right to modify or terminate certain of these plans. In many cases, these benefits have been provided to retirees on a noncontributory basis; however, in certain cases, retirees are required to contribute toward the cost of the coverage.

Benefit Obligations

The following table provides a reconciliation of the changes in the plans’ benefit obligations as of September 30 (in millions):

	Pension Benefits		Postretirement Medical Benefits
	2004	2003	2004	2003
Net benefit obligation at October 1, prior year	$8,092	$6,670	$2,592	$2,149
Service cost	332	282	91	79
Interest cost	521	465	164	148
Plan participants’ contributions	—	—	9	6
Plan amendments	3	3	(115)	(22)
Actuarial (gain) loss	290	876	36	337
Gross benefits paid	(201)	(204)	(129)	(105)

Net benefit obligation at September 30	$9,037	$8,092	$2,648	$2,592

Weighted-average assumptions used to determine benefit obligations:
Discount rate	6.25%	6.25%	6.25%	6.25%
Rate of annual increase in future compensation levels	4.00%	4.00%	N/A	N/A

The accumulated benefit obligation for our pension plans as of September 30, 2004 and 2003 was $8.113 and $7.325 billion, respectively. We use a measurement date of September 30 for our pension and postretirement benefit plans.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D”, and a federal subsidy to sponsors of retiree health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We believe that benefits provided to certain participants will be at least actuarially equivalent to Medicare Part D, and, accordingly may be entitled to a subsidy.

In May 2004, the FASB issued FSP 106-2, which requires (a) that the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses and (b) certain disclosures for employers that sponsor postretirement health care plans that provide prescription drug benefits. We determined the effects of the Act were not a significant event requiring an interim remeasurement under FAS 106. Consequently, as permitted by FSP 106-2, net periodic benefit cost for 2004 does not reflect the effects of the Act. The accumulated postretirement benefit obligation (APBO) was remeasured as of September 30, 2004 to reflect the effects of the Act, which resulted in an immaterial reduction in the APBO and expected net employer benefit payments.

Future postretirement medical benefit costs were forecasted assuming an initial annual increase of 9.0%, decreasing to 5.0% by the year 2009 and with consistent annual increases at those ultimate levels thereafter.

Assumed health care cost trends have a significant effect on the amounts reported for the postretirement medical plans. A one-percent change in assumed health care cost trend rates would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on postretirement benefit obligation	$69	$(75)

Because the UPS Excess Coordinating Plan is not funded, the Company has recorded an additional minimum pension liability for this plan of $91 and $105 million at December 31, 2004 and 2003, respectively. This liability is included in the other credits and non-current liabilities portion of Note 9. As of December 31, 2004 and 2003, the Company has recorded an intangible asset of $4 and $5 million, respectively, representing the net unrecognized prior service cost for this plan. A total of $55 and $63 million at December 31, 2004 and 2003, respectively, were recorded as a reduction of other comprehensive income in shareowners’ equity (net of the tax effect of $32 and $37 million, respectively). The unfunded accumulated benefit obligation of the UPS Excess Coordinating Benefit Plan was $160 and $154 million as of December 31, 2004 and 2003, respectively.

Additionally, we maintain several non-U.S. defined benefit pension plans. As of December 31, 2004, we have recorded a prepaid pension asset of $5 million, an additional minimum pension liability of $30 million, and a $20 million (net of the tax effect of $11 million) reduction of other comprehensive income in shareowners’ equity. The impact of these non-U.S. plans is not material to our operating results or financial position.

Plan Assets

The following table provides a reconciliation of the changes in the plans’ assets as of September 30 (in millions):

	Pension Benefits		Postretirement Medical Benefits
	2004	2003	2004	2003
Fair value of plan assets at October 1, prior year	$7,823	$6,494	$409	$337
Actual return on plan assets	1,140	1,143	51	47
Employer contributions	1,200	390	115	124
Plan participants’ contributions	—	—	9	6
Gross benefits paid	(201)	(204)	(129)	(105)

Fair value of plan assets at September 30	$9,962	$7,823	$455	$409

Employer contributions and benefits paid under the pension plans include $6 million and $5 million paid from employer assets in 2004 and 2003, respectively. Employer contributions and benefits paid (net of participant contributions) under the postretirement medical benefit plans include $57 and $45 million paid from employer assets in 2004 and 2003, respectively.

The asset allocation for our pension and other postretirement plans as of September 30, 2004 and 2003 and the target allocation for 2005, by asset category, are as follows:

	Weighted Average Target Allocation 2005	Percentage of Plan Assets at September 30,
		2004	2003
Equity securities	55% - 65%	60.6%	60.2%
Fixed income securities	20% - 30%	28.0%	28.5%
Real estate / other	10% - 15%	11.4%	11.3%

Total		100.0%	100.0%

Equity securities include UPS Class A shares of common stock in the amounts of $466 (4.5% of total plan assets) and $392 million (4.8% of total plan assets), as of September 30, 2004 and 2003, respectively.

The UPS benefit plan committees establish investment guidelines and strategies, and regularly monitor the performance of the funds and portfolio managers. Our investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and fiduciary standards. The long-term primary objectives for our pension assets are to (1) provide for a reasonable amount of long-term growth of capital, without undue exposure to risk; and protect the assets from erosion of purchasing power, and (2) provide investment results that meet or exceed the plans’ actuarially assumed long-term rate of return.

Funded Status

The funded status of the plans, reconciled to the amounts on the balance sheet, is as follows (in millions):

	Pension Benefits		Postretirement Medical Benefits
	2004	2003	2004	2003
Fair value of plan assets at September 30	$9,962	$7,823	$455	$409
Benefit Obligation at September 30	(9,037)	(8,092)	(2,648)	(2,592)

Funded status at September 30	925	(269)	(2,193)	(2,183)

Amounts not yet recognized:
Unrecognized net actuarial loss	1,918	2,085	810	820
Unrecognized prior service cost	297	331	(104)	11
Unrecognized net transition obligation	18	23	—	—
Employer contributions	2	752	17	17

Net asset (liability) recorded at December 31	$3,160	$2,922	$(1,470)	$(1,335)

Prepaid pension cost	$3,227	$2,970	$—	$—
Accrued benefit cost	(188)	(153)	(1,470)	(1,335)
Intangible asset	4	5	—	—
Accumulated other comprehensive income (pre-tax)	117	100	—	—

Net asset (liability) recorded at December 31	$3,160	$2,922	$(1,470)	$(1,335)

At September 30, 2004 and 2003, the projected benefit obligation, the accumulated benefit obligation, and the fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	2004	2003	2004	2003
As of September 30
Projected benefit obligation	$200	$6,772	$200	$178
Accumulated benefit obligation	$160	$6,004	$160	$154
Fair value of plan assets	$—	$6,479	$—	$—

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans.

Expected Cash Flows

Information about expected cash flows for the pension and postretirement benefit plans is as follows (in millions):

	Pension Benefits	Other Benefits
Employer Contributions:
2005 (expected) to plan trusts	$723	$62
2005 (expected) to plan participants	7	56

Expected Benefit Payments:
2005	$214	$126
2006	257	133
2007	266	141
2008	303	150
2009	332	158
2010 - 2014	2,363	975

Expected benefit payments for pensions will be primarily paid from plan trusts. Expected benefit payments for postretirement benefits will be paid from plan trusts and corporate assets.

Net Periodic Benefit Cost

Information about net periodic benefit cost for the pension and postretirement benefit plans is as follows (in millions):

	Pension Benefits			Postretirement Medical Benefits
	2004	2003	2002	2004	2003	2002
Net Periodic Cost:
Service cost	$332	$282	$217	$91	$79	$63
Interest cost	521	465	413	164	148	134
Expected return on assets	(800)	(669)	(654)	(34)	(29)	(33)
Amortization of:
Transition obligation	6	8	8	—	—	—
Prior service cost	37	37	30	—	1	(1)
Actuarial (gain) loss	119	28	4	30	15	4

Net periodic benefit cost (benefit)	$215	$151	$18	$251	$214	$167

Weighted-average assumptions used to determine net cost:
Discount rate	6.25%	6.75%	7.50%	6.25%	6.75%	7.50%
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A
Expected return on plan assets	8.96%	9.21%	9.42%	9.00%	9.25%	9.50%

The expected return on plan assets assumption was developed using various market assumptions in combination with the plans’ asset allocations and active investment management. These assumptions and allocations were evaluated using input from a third-party consultant and various pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions. The 10-year U.S. Treasury yield is the foundation for all other market assumptions, and various risk premiums are added to determine the expected return for each allocation. As of our September 30, 2004 measurement date, it was projected that the funds could achieve an 8.96% net return over time, using the plans’ asset allocations and active management strategy.

Assumed health care cost trends have a significant effect on the amounts reported for the postretirement medical plans. A one-percent change in assumed health care cost trend rates would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service cost and interest cost	$5	$(5)

Other Plans

We also contribute to several multi-employer pension plans for which the previous disclosure information is not determinable. Amounts charged to operations for pension contributions to these multi-employer plans were $1.163, $1.066, and $1.028 billion during 2004, 2003, and 2002, respectively.

We also contribute to several multi-employer health and welfare plans that cover both active and retired employees for which the previous disclosure information is not determinable. Amounts charged to operations for contributions to multi-employer health and welfare plans were $761, $691, and $604 million during 2004, 2003, and 2002, respectively.

We also sponsor a defined contribution plan for all employees not covered under collective bargaining agreements. The Company matches, in shares of UPS common stock, a portion of the participating employees’ contributions. Matching contributions charged to expense were $94, $87, and $79 million for 2004, 2003, and 2002, respectively.

In the fourth quarter of 2002, our vacation policy for non-union employees was amended to require that vacation pay be earned ratably throughout the year. Previously, an employee became vested in the full year of vacation pay at the beginning of each year. As a result of this policy change, a credit to compensation and benefits of $197 million was taken in the fourth quarter to reduce the vacation pay liability as of December 31, 2002.

NOTE 6. GOODWILL, INTANGIBLES, AND OTHER ASSETS

The following table indicates the allocation of goodwill by reportable segment (in millions):

	U.S. Domestic Package	International Package	Supply Chain Solutions	Consolidated
December 31, 2002 balance	$—	$102	$968	$1,070
Acquired	—	—	30	30
Impaired	—	—	—	—
Currency / Other	—	(2)	75	73

December 31, 2003 balance	—	100	1,073	1,173
Acquired	—	41	38	79
Impaired	—	—	—	—
Currency / Other	—	—	3	3

December 31, 2004 balance	$—	$141	$1,114	$1,255

The goodwill acquired in the supply chain solutions segment during 2004 resulted primarily from the purchase of Menlo Worldwide Forwarding. The purchase price allocation for this acquisition was not complete as of December 31, 2004, therefore we anticipate that future purchase price adjustments may change the amount allocated to goodwill. The goodwill acquired in the International package segment during 2004 resulted from the purchase of the remaining minority interest in UPS Yamato Express Co. (See Note 7 for further discussion of these acquisitions). The currency/other balance in the supply chain solutions segment includes escrow reimbursements and the resolution of other pre-acquisition contingencies from acquisitions completed prior to 2004.

The following is a summary of intangible assets at December 31, 2004 and 2003 (in millions):

	Trademarks, Licenses, Patents, and Other	Franchise Rights	Capitalized Software	Intangible Pension Asset	Total Intangible Assets
December 31, 2004:
Gross carrying amount	$29	$97	$1,249	$4	$1,379
Accumulated amortization	(16)	(18)	(676)	—	(710)

Net carrying value	$13	$79	$573	$4	$669

December 31, 2003:
Gross carrying amount	$30	$88	$1,101	$5	$1,224
Accumulated amortization	(10)	(13)	(491)	—	(514)

Net carrying value	$20	$75	$610	$5	$710

Amortization of intangible assets was $221, $196, and $129 million during 2004, 2003 and 2002, respectively. Expected amortization of finite-lived intangible assets recorded as of December 31, 2004 for the next five years is as follows (in millions): 2005—$198; 2006—$198; 2007—$198; 2008—$12; 2009—$11. Amortization expense in future periods will be affected by business acquisitions, software development, and other factors.

Other assets as of December 31 consist of the following (in millions):

	2004	2003
Non-current finance receivables, net of allowance for credit losses	$475	$574
Other non-current assets	889	1,098

	$1,364	$1,672

NOTE 7. BUSINESS ACQUISITIONS AND DISPOSITIONS

We regularly explore opportunities to make acquisitions that would enhance our package delivery business and our supply chain solutions businesses. During the three years ended December 31, 2004, we completed several acquisitions, including both domestic and international transactions, which were accounted for under the purchase method of accounting. In connection with the foregoing transactions, we paid cash (net of cash acquired) in the aggregate amount of $238, $30, and $14 million in 2004, 2003, and 2002, respectively. Pro forma results of operations have not been presented for any of the acquisitions because the effects of these transactions were not material on either an individual or aggregate basis. The results of operations of each acquired company are included in our statements of consolidated income from the date of acquisition. The purchase price allocations of acquired companies can be modified up to one year after the date of acquisition, however we generally expect such adjustments to the purchase price allocations to be immaterial.

During the second quarter of 2003, we sold our Mail Technologies business unit in a transaction that increased net income by $14 million, or $0.01 per diluted share. The gain consisted of a pre-tax loss of $24 million recorded in other operating expenses within the supply chain solutions segment, and a tax benefit of $38 million recognized in conjunction with the sale. The tax benefit exceeded the pre-tax loss from this sale primarily because the goodwill impairment charge we previously recorded for the Mail Technologies business unit was not deductible for income tax purposes. Consequently, our tax basis was greater than our book basis, thus producing the tax benefit described above. The operating results of the Mail Technologies unit were previously included in our supply chain solutions segment, and were not material to our consolidated operating results in any of the periods presented.

During the third quarter of 2003, we sold our Aviation Technologies business unit and recognized a pre-tax gain of $24 million ($15 million after-tax, or $0.01 per diluted share), which was recorded in other operating expenses within the U.S. domestic package segment. The operating results of the Aviation Technologies unit were previously included in our U.S. domestic package segment, and were not material to our consolidated operating results in any of the periods presented.

In March 2004, we acquired the remaining 49% minority interest in UPS Yamato Express Co., which was previously a joint venture with Yamato Transport Co. in Japan, for $65 million in cash. UPS Yamato Express provides express package delivery services in Japan. Upon the close of the acquisition, UPS Yamato Express became a wholly-owned subsidiary of UPS. The acquisition had no material effect on our financial condition or results of operations.

In December 2004, we acquired the Menlo Worldwide Forwarding unit from CNF Inc. for $150 million in cash (net of cash acquired) plus the assumption of $110 million in par value of debt and capital lease obligations. Menlo Worldwide Forwarding is a global freight forwarder that provides a full suite of heavy air freight forwarding services, ocean services and international trade management, including customs brokerage. The acquisition had no material effect on our results of operations in 2004.

We are in the process of finalizing the independent appraisals for certain assets and liabilities to assist management in allocating the Menlo purchase price to the individual assets acquired and liabilities assumed. This may result in adjustments to the carrying values of Menlo’s recorded assets and liabilities, including the amount of any residual value allocated to goodwill. We are also completing our analysis of integration plans that may result in additional purchase price adjustments. The preliminary allocation of the purchase price included in the current period balance sheet is based on the current best estimates of management and is subject to revision based on final determination of fair values of acquired assets and assumed liabilities. We anticipate the valuations and other studies will be completed prior to the anniversary date of the acquisition.

In February 2005, we announced our intention to transfer operations currently taking place at the Menlo facility in Dayton, Ohio to other UPS facilities over approximately 12 to 18 months. This action is being taken to remove redundancies between the Menlo and existing UPS transportation networks, and thus provide efficiencies and better leverage the current UPS facilities in the movement of air freight. We are currently evaluating our plans for this facility, including potential alternate uses or closure. As a result, we anticipate possibly incurring costs related to employee severance, lease terminations, fixed asset impairments, and related items. Depending upon the nature of these costs, some of these items could result in charges to expense, while other items could result in adjustments to the purchase price allocation. We are in process of finalizing our plan for this facility, and therefore the purchase price allocation does not reflect liability accruals or fair value adjustments that may result from this decision.

The preliminary allocation of the total purchase price of Menlo resulted in the following condensed balance sheet of assets acquired and liabilities assumed as of December 31, 2004 (in millions):

Assets
Cash and cash equivalents	$47
Accounts receivable	466
Other current assets	21
Property, plant, and equipment	141
Goodwill and intangible assets	26
Other assets	4

$705

Liabilities
Accounts payable	$28
Accrued wages and withholdings	104
Other current liabilities	161
Long-term debt	124
Deferred Taxes, Credits and Other Liabilities	45
Accumulated postretirement benefit obligation	46

$508

In December 2004, we announced an agreement with Sinotrans Air Transportation Development Co., Ltd. (“Sinotrans”) to acquire direct control of the international express operations in 23 cities within China, and to purchase Sinotrans’ interest in our current joint venture in China. The agreement requires a payment of $100 million to Sinotrans in 2005, which can be increased or decreased based on certain contingent factors. The acquisition will be completed in stages throughout 2005. In February 2005, we took direct control of operations in five locations, while the additional 18 locations will be acquired by December 2005. The operations being acquired will be reported within our International package reporting segment.

In February 2005, we announced an agreement to acquire Messenger Service Stolica S.A., one of the leading parcel and express delivery companies in Poland. Stolica offers customers a full suite of domestic delivery services, and had 2004 revenue of approximately $64 million. Upon completion of the transaction, which is expected in the second quarter of 2005, Stolica will be included in our International package reporting segment.

NOTE 8. LONG-TERM DEBT AND COMMITMENTS

Long-term debt, as of December 31, consists of the following (in millions):

	2004	2003
8.38% debentures, due April 1, 2020 (i)	$463	$444
8.38% debentures, due April 1, 2030 (i)	276	276
Commercial paper (ii)	1,015	544
Industrial development bonds, Philadelphia Airport facilities, due December 1, 2015 (iii)	100	100
Special facilities revenue bonds, Louisville Airport facilities, due January 1, 2029 (iv)	149	149
Floating rate senior notes (v)	441	441
Capitalized lease obligations (vi)	401	451
UPS Notes (vii)	393	419
5.50% Pound Sterling notes, due February 12, 2031	961	887
4.50% Singapore Dollar notes, due November 11, 2004	—	59
Special facilities revenue bonds, Dayton, OH facilities (viii)	121	—
Installment notes, mortgages, and bonds at various rates	128	53

	4,448	3,823
Less current maturities	(1,187)	(674)

	$3,261	$3,149

(i)	On January 22, 1998, we exchanged $276 million of an original $700 million in debentures for new debentures of equal principal with a maturity of April 1, 2030. The new debentures have the same interest rate as the 8.38% debentures due 2020 until April 1, 2020, and, thereafter, the interest rate will be 7.62% for the final 10 years. The 2030 debentures are redeemable in whole or in part at our option at any time. The redemption price is equal to the greater of 100% of the principal amount and accrued interest or the sum of the present values of the remaining scheduled payout of principal and interest thereon discounted to the date of redemption at a benchmark treasury yield plus five basis points plus accrued interest. The remaining $424 million of 2020 debentures are not subject to redemption prior to maturity. Interest is payable semiannually on the first of April and October for both debentures and neither debenture is subject to sinking fund requirements.
(ii)	The weighted average interest rate on the commercial paper outstanding as of December 31, 2004 and 2003, was 2.10% and 0.96%, respectively. At December 31, 2004 and 2003, the entire commercial paper balance has been classified as a current liability. The amount of commercial paper outstanding in 2005 is expected to fluctuate. We are authorized to borrow up to $7.0 billion under the two commercial paper programs we maintain as of December 31, 2004.
(iii)	The industrial development bonds bear interest at a daily variable rate. The average interest rates for 2004 and 2003 were 1.08% and 0.89%, respectively.
(iv)	The special facilities revenue bonds bear interest at a daily variable rate. The average interest rates for 2004 and 2003 were 1.20% and 1.02%, respectively.
(v)	The floating rate senior notes bear interest at one-month LIBOR less 45 basis points. The average interest rates for 2004 and 2003 were 1.00% and 0.78%, respectively. These notes are callable at various times after 30 years at a stated percentage of par value, and putable by the note holders at various times after 10 years at a stated percentage of par value. The notes have maturities ranging from 2049 through 2053.

(vi)	We have certain aircraft subject to capital leases. Some of the obligations associated with these capital leases have been legally defeased. The recorded value of aircraft subject to capital leases, which are included in Property, Plant and Equipment is as follows as of December 31 (in millions):

	2004	2003
Aircraft	$1,795	$1,474
Accumulated amortization	(257)	(198)

	$1,538	$1,276

(vii)	The UPS Notes program involves the periodic issuance of fixed rate notes in $1,000 increments with various terms and maturities. At December 31, 2004, the coupon rates of the outstanding notes varied between 3.00% and 6.20%, and the interest payments are made either monthly, quarterly or semiannually. The maturities of the notes range from 2006 to 2024. Substantially all of the fixed obligations associated with the notes were swapped to floating rates, based on different LIBOR indices plus or minus a spread. The average interest rate payable on the swaps for 2004 and 2003 was 1.13% and 0.81%, respectively.
(viii)	The special facilities revenue bonds were assumed in the acquisition of Menlo Worldwide Forwarding in December 2004 (see Note 7). The bonds have a par value of $108 million, $62 million of which is due in 2009, while the remaining $46 million is due in 2018. The bonds due in 2018 are callable beginning in 2008. The bonds due in 2018 bear interest at a fixed rate of 5.63%, while the bonds due in 2009 bear interest at fixed rates ranging from 6.05% to 6.20%. The bonds were recorded at fair value on the date of acquisition.

Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $4.708 and $4.109 billion as of December 31, 2004 and 2003, respectively.

We lease certain aircraft, facilities, equipment and vehicles under operating leases, which expire at various dates through 2054. Certain of the leases contain escalation clauses and renewal or purchase options. Rent expense related to our operating leases was $693, $678 and $685 million for 2004, 2003 and 2002, respectively.

The following table sets forth the aggregate minimum lease payments under capitalized and operating leases, the aggregate annual principal payments due under our long-term debt, and the aggregate amounts expected to be spent for purchase commitments (in millions).

Year	Capitalized Leases	Operating Leases	Debt Principal	Purchase Commitments
2005	$97	$370	$1,110	$1,012
2006	70	327	6	488
2007	121	242	—	223
2008	132	169	27	274
2009	76	128	84	637
After 2009	62	590	2,777	1,129

Total	558	$1,826	$4,004	$3,763

Less: imputed interest	(157)

Present value of minimum capitalized lease payments	401
Less: current portion	(78)

Long-term capitalized lease obligations	$323

As of December 31, 2004, we had outstanding letters of credit totaling approximately $2.161 billion issued in connection with routine business requirements.

We maintain two credit agreements with a consortium of banks that provide revolving credit facilities of $1.0 billion each, with one expiring April 21, 2005 and the other April 24, 2008. Interest on any amounts we borrow under these facilities would be charged at 90-day LIBOR plus 15 basis points. At December 31, 2004, there were no outstanding borrowings under these facilities. In addition, we maintain an extendable commercial notes program under which we are authorized to borrow up to $500 million. No amounts were outstanding under this program at December 31, 2004.

We have a $2.0 billion shelf registration statement under which we may issue debt securities in the U.S. The debt may be denominated in a variety of currencies. There was approximately $126 million issued under this shelf registration statement at December 31, 2004.

Our existing debt instruments and credit facilities do not have cross-default or ratings triggers, however these debt instruments and credit facilities do subject us to certain financial covenants. These covenants generally require us to maintain a $3.0 billion minimum net worth and limit the amount of secured indebtedness available to the company. These covenants are not considered material to the overall financial condition of the company, and all covenant tests were passed as of December 31, 2004.

In December 2003, we redeemed our $300 million cash-settled convertible senior notes at a price of 102.703, and also terminated the swap transaction associated with the notes. The redemption amount paid was lower than the amount recorded for the fair value of the notes at the time of redemption, which, along with the cash settlement received on the swap, resulted in a $28 million pre-tax gain recorded in 2003 results.

NOTE 9. DEFERRED TAXES, CREDITS, AND OTHER LIABILITIES

Deferred taxes, credits, and other liabilities as of December 31 consist of the following (in millions):

	2004	2003
Deferred income taxes (see Note 14)	$3,274	$3,118
Insurance reserves	1,136	923
Other credits and non-current liabilities	972	733

	$5,382	$4,774

NOTE 10. LEGAL PROCEEDINGS AND CONTINGENCIES

On August 9, 1999, the United States Tax Court held that we were liable for tax on income of Overseas Partners Ltd., a Bermuda company that had reinsured excess value (“EV”) insurance purchased by our customers beginning in 1984, and that we were liable for additional tax for the 1983 and 1984 tax years. The IRS took similar positions to those advanced in the Tax Court decision for tax years subsequent to 1984 through 1998. On June 20, 2001, the U.S. Court of Appeals for the Eleventh Circuit ruled in our favor and reversed the Tax Court decision. In January 2003, we and the IRS finalized settlement of all outstanding tax issues related to EV package insurance. Under the terms of settlement, we agreed to adjustments that will result in income tax due of approximately $562 million, additions to tax of $60 million and related interest. The amount due to the IRS as a result of the settlement is less than amounts we previously had accrued. As a result, we recorded income, before taxes, of $1.023 billion ($776 million after tax) during the fourth quarter of 2002. In the first quarter of 2004, we received a refund of $185 million pertaining to the 1983 and 1984 tax years.

The IRS had proposed adjustments, unrelated to the EV package insurance matters discussed above, regarding the allowance of deductions and certain losses, the characterization of expenses as capital rather than ordinary, the treatment of certain income, and our entitlement to tax credits in the 1985 through 1998 tax years. In the third quarter of 2004, we settled all outstanding issues related to each of the tax years 1991 through 1998. In the fourth quarter of 2004, we received a refund of $425 million pertaining to the 1991 through 1998 tax years. We expect to receive the $371 million of refunds related to the 1985 through 1990 tax years within the next six months.

The IRS may take similar positions with respect to some of the non-EV package insurance matters for each of the years 1999 through 2004. If challenged, we expect that we will prevail on substantially all of these issues. Specifically, we believe that our practice of expensing the items that the IRS alleges should have been capitalized is consistent with the practices of other industry participants. We believe that the eventual resolution of these issues will not have a material adverse effect on our financial condition, results of operations or liquidity.

We were named as a defendant in twenty-three now-dismissed lawsuits that sought to hold us liable for the collection of premiums for EV insurance in connection with package shipments since 1984. Based on state and federal tort, contract and statutory claims, these cases generally claimed that we failed to remit collected EV premiums to an independent insurer; we failed to provide promised EV insurance; we acted as an insurer without complying with state insurance laws and regulations; and the price for EV insurance was excessive. These actions were all filed after the August 9, 1999 U.S. Tax Court decision, discussed above, which the U.S. Court of Appeals for the Eleventh Circuit later reversed.

These twenty-three cases were consolidated for pre-trial purposes in a multi-district litigation proceeding (“MDL Proceeding”) in federal court in New York. In addition to the cases in which UPS was named as a defendant, there also was an action, Smith v. Mail Boxes Etc., against Mail Boxes Etc. and its franchisees relating to UPS EV insurance and related services purchased through Mail Boxes Etc. centers. That case also was consolidated into the MDL Proceeding.

In late 2003, the parties reached a global settlement resolving all claims and all cases in the MDL proceeding. In reaching the settlement, we and the other defendants expressly denied any and all liability. On July 30, 2004, the court issued an order granting final approval to the substantive terms of the settlement. No appeals were filed and the settlement became effective on September 8, 2004.

Pursuant to the settlement, UPS has provided qualifying settlement class members with vouchers toward the purchase of specified UPS services and will pay the plaintiffs’ attorneys’ fees, the total amount of which still remains to be determined by the court. Other defendants have contributed to the costs of the settlement, including the attorneys’ fees. The ultimate cost to us of the proposed settlement will depend on a number of factors, including how many vouchers settlement class members actually use. We do not believe that this proposed settlement will have a material effect on our financial condition, results of operations, or liquidity.

We are a defendant in a number of lawsuits filed in state courts containing various class-action allegations under state wage-and-hour laws. In one of these cases, Marlo v. UPS, which has been certified as a class action in California state court, plaintiffs allege that they improperly were denied overtime, penalties for missed meal and rest periods, interest and attorneys’ fees. Plaintiffs purport to represent a class of 1,200 full-time supervisors.

We have denied any liability with respect to these claims and intend to vigorously defend ourselves in these cases. At this time, we have not determined the amount of any liability that may result from these matters or whether such liability, if any, would have a material adverse effect on our financial condition, results of operations, or liquidity.

In addition, we are a defendant in various other lawsuits that arose in the normal course of business. We believe that the eventual resolution of these cases will not have a material adverse effect on our financial condition, results of operations, or liquidity.

We participate in a number of trustee-managed multi-employer pension and health and welfare plans for employees covered under collective bargaining agreements. Several factors could result in potential funding deficiencies which could cause us to make significantly higher future contributions to these plans, including unfavorable investment performance, changes in demographics, and increased benefits to participants. At this time, we are unable to determine the amount of additional future contributions, if any, or whether any material adverse effect on our financial condition, results of operations, or cash flows could result from our participation in these plans.

NOTE 11. CAPITAL STOCK AND STOCK-BASED COMPENSATION

Capital Stock

We maintain two classes of common stock, which are distinguished from each other by their respective voting rights. Class A shares of UPS are entitled to 10 votes per share, whereas Class B shares are entitled to one vote per share. Class A shares are primarily held by UPS employees and retirees, and these shares are fully convertible into Class B shares at any time. Class B shares are publicly traded on the New York Stock Exchange (NYSE) under the symbol “UPS.”

Incentive Compensation Plan

The UPS Incentive Compensation Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and management incentive awards to eligible employees. The number of shares reserved for issuance under the Plan is 112 million, with the number of shares reserved for issuance as restricted stock limited to 34 million. As of December 31, 2004, management incentive awards, stock options, and restricted performance units had been granted under the Incentive Compensation Plan.

Management Incentive Awards

Persons earning the right to receive management incentive awards are determined annually by the Compensation Committee of the UPS Board of Directors. This Committee, in its sole discretion, determines the total award, which consists of UPS Class A common stock, given in any year. Amounts expensed for management incentive awards were $738, $606, and $556 million during 2004, 2003, and 2002, respectively.

Nonqualified Stock Options

We maintain fixed stock option plans, under which options are granted to purchase shares of UPS Class A common stock. Stock options granted in connection with the Incentive Compensation Plan must have an exercise price at least equal to the NYSE closing price of UPS class B common stock on the date the option was granted.

Persons earning the right to receive stock options are determined each year by the Compensation Committee of the UPS Board of Directors. Except in the case of death, disability, or retirement, options granted under the Incentive Compensation Plan are generally exercisable three to five years from the date of grant and before the expiration of the option 10 years after the date of grant. All options granted are subject to earlier cancellation or exercise under certain conditions.

The following is an analysis of options to purchase shares of Class A common stock issued and outstanding:

	2004		2003		2002
	Weighted Average Price	Shares (in thousands)	Weighted Average Price	Shares (in thousands)	Weighted Average Price	Shares (in thousands)
Outstanding at beginning of year	$48.02	22,745	$38.73	27,745	$29.64	29,224
Exercised	26.97	(7,351)	18.59	(7,297)	15.91	(6,434)
Granted	70.70	2,663	62.40	2,860	60.22	5,760
Forfeited / expired	58.70	(356)	44.63	(563)	46.08	(805)

Outstanding at end of year	$59.96	17,701	$48.02	22,745	$38.73	27,745

Beginning in November 1999, options were granted under the Incentive Compensation Plan, and a limited option grant to certain employees under this plan occurred in 2000. Beginning in 2001 and in future years, options to eligible employees will generally be granted annually during the first half of each year at the discretion of the Compensation Committee of the UPS Board of Directors.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares (in thousands)	Average Life (in years)	Average Exercise Price	Shares (in thousands)	Average Exercise Price
$ 13.94 - $50.63	2,424	4.82	$49.89	2,397	$49.89
$ 56.25 - $57.50	4,467	6.24	56.90	4,467	56.90
$ 59.38 - $60.61	5,381	7.27	60.20	141	59.54
$ 61.88 - $65.00	2,757	8.32	62.41	11	64.20
$ 68.44 - $143.13	2,672	9.23	71.23	48	99.88

	17,701	7.13	$59.96	7,064	$54.88

Restricted Performance Units

Beginning in 2003, we issued restricted performance units under the Incentive Compensation Plan. Upon vesting, restricted performance units result in the issuance of the equivalent number of UPS Class A common shares after required tax withholdings. Persons earning the right to receive restricted performance units are determined each year by the Compensation Committee of the UPS Board of Directors. Except in the case of death, disability, or retirement, restricted performance units vest five years after the date of grant. All restricted performance units granted are subject to earlier cancellation or vesting under certain conditions. Dividends earned on restricted performance units are reinvested in additional restricted performance units at each dividend payable date. During 2004 and 2003, the Company issued 1.083 and 1.164 million restricted performance units with a weighted average fair value of $70.70 and $62.40, respectively. As of December 31, 2004, we had the following restricted performance units outstanding:

Year of Award	Units Outstanding (in thousands)	Remaining Vesting Period (in years)	Avg. Fair Value at Grant Date
2003	1,140	3.33	$62.40
2004	1,074	4.33	70.70

	2,214	3.82	$66.43

Discounted Employee Stock Purchase Plan

We maintain an employee stock purchase plan for all eligible employees. Under the plan, shares of UPS Class A common stock may be purchased at quarterly intervals at 90% of the lower of the NYSE closing price on the first or the last day of each quarterly period. Employees purchased 1.8, 1.9, and 1.8 million shares at average prices of $62.75, $54.08, and $50.79 per share during 2004, 2003, and 2002, respectively.

Deferred Compensation Obligations

We maintain a deferred compensation plan whereby certain employees may elect to defer the gains on stock option exercises by deferring the shares received upon exercise into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “Deferred compensation obligations” in the shareowners’ equity section of the balance sheet. The amount of shares needed to settle the liability for deferred compensation obligations is included in the denominator in both the basic and diluted earnings per share calculations.

NOTE 12. SEGMENT AND GEOGRAPHIC INFORMATION

We report our operations in three segments: U.S. domestic package operations, international package operations, and supply chain solutions operations. Package operations represent our most significant business and are broken down into regional operations around the world. Regional operations managers are responsible for both domestic and export operations within their geographic area.

U.S. Domestic Package

Domestic package operations include the time-definite delivery of letters, documents, and packages throughout the United States.

International Package

International package operations include the time-definite delivery of letters, documents and packages to more than 200 countries and territories worldwide, including shipments wholly outside the United States, as well as shipments with either origin or distribution outside the United States. Our international package reporting segment includes the operations of our Europe, Asia-Pacific, and Americas operating segments.

Supply Chain Solutions

Supply chain solutions includes our freight services and logistics operations, which are comprised of our former UPS Freight Services and UPS Logistics Group, including the operations acquired with the purchase of Menlo Worldwide Forwarding. Freight services and logistics includes supply chain design and management, freight distribution and customs brokerage services. Other operations within this segment include our retail franchising business (Mail Boxes Etc. and The UPS Store), our financial services, mail services, consulting and professional services operations.

In evaluating financial performance, we focus on operating profit as a segment’s measure of profit or loss. Operating profit is before investment income, interest expense, and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies (see Note 1), with certain expenses allocated between the segments using activity-based costing methods. Unallocated assets are comprised primarily of cash, marketable securities, and short-term investments.

Segment information as of, and for the years ended, December 31 is as follows (in millions):

	2004	2003	2002
Revenue:
U.S. domestic package	$26,960	$25,362	$24,280
International package	6,809	5,609	4,720
Supply chain solutions	2,813	2,514	2,272

Consolidated	$36,582	$33,485	$31,272

Operating Profit (Loss):
U.S. domestic package	$3,702	$3,657	$3,925
International package	1,149	732	338
Supply chain solutions	138	56	(167)

Consolidated	$4,989	$4,445	$4,096

Assets:
U.S. domestic package	$18,882	$18,156	$16,775
International package	4,728	4,287	3,271
Supply chain solutions	4,878	4,498	4,932
Unallocated	4,538	2,793	1,890

Consolidated	$33,026	$29,734	$26,868

Revenue by product type for the years ended December 31 is as follows (in millions):

	2004	2003	2002
U.S. domestic package:
Next Day Air	$6,084	$5,621	$5,393
Deferred	3,193	3,015	2,902
Ground	17,683	16,726	15,985

Total U.S. domestic package	26,960	25,362	24,280
International package:
Domestic	1,346	1,134	943
Export	4,991	4,049	3,316
Cargo	472	426	461

Total International package	6,809	5,609	4,720
Supply chain solutions:
Freight services and logistics	2,379	2,126	1,969
Other	434	388	303

Total Supply chain solutions	2,813	2,514	2,272

Consolidated	$36,582	$33,485	$31,272

Geographic information as of, and for the years ended, December 31 is as follows (in millions):

	2004	2003	2002
U.S.:
Revenue	$28,035	$26,968	$26,284
Long-lived assets	$15,971	$15,634	$14,640
International:
Revenue	$8,547	$6,517	$4,988
Long-lived assets	$3,975	$3,567	$2,874
Consolidated:
Revenue	$36,582	$33,485	$31,272
Long-lived assets	$19,946	$19,201	$17,514

Revenue, for geographic disclosure, is based on the location in which service originates. Long-lived assets include property, plant and equipment, prepaid pension costs, long-term investments, goodwill, and intangible assets.

NOTE 13. OTHER OPERATING EXPENSES

The major components of other operating expenses for the years ended December 31 are as follows (in millions):

	2004	2003	2002
Repairs and maintenance	$1,005	$955	$873
Depreciation and amortization	1,543	1,549	1,464
Purchased transportation	2,059	1,828	1,665
Fuel	1,416	1,050	952
Other occupancy	752	730	653
Restructuring charge and related expenses	—	9	106
Other expenses	3,902	3,591	3,523

	$10,677	$9,712	$9,236

        In the fourth quarter of 2002, we initiated a restructuring program to combine UPS Freight Services and the UPS Logistics Group into a single business unit (“Freight services and logistics”) within our supply chain solutions segment. In connection with this restructuring program, we also recorded certain costs related to the integration of activities between our financial services business and First International Bank, which was acquired in 2001. The program was designed to facilitate business growth, streamline management decision-making, reduce the cost structure, and provide higher levels of service to our customers. Costs of the program included employee severance costs, asset impairments, costs associated with the consolidation of facilities, and other costs directly related to the restructuring program. As of December 31, 2003, the restructuring program was substantially complete.

NOTE 14. INCOME TAXES

The income tax expense (benefit) for the years ended December 31 consists of the following (in millions):

	2004	2003	2002
Current:
U.S. Federal	$1,675	$1,103	$1,208
U.S. State & Local	71	112	148
Non-U.S.	98	86	62

Total Current	1,844	1,301	1,418
Deferred:
U.S. Federal	(155)	181	323
U.S. State & Local	(84)	(11)	14
Non-U.S.	(16)	1	—

Total Deferred	(255)	171	337

Total	$1,589	$1,472	$1,755

Income before income taxes includes income of foreign subsidiaries of $270, $237, and $16 million in 2004, 2003, and 2002, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31 consists of the following:

	2004	2003	2002
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
U.S. state & local income taxes (net of federal benefit)	1.2	1.5	2.1
Tax assessment reversal (tax portion)	—	—	(2.8)
Other	(3.9)	(2.8)	0.7

Effective income tax rate	32.3%	33.7%	35.0%

During the third quarter of 2004, we recognized a $99 million reduction of income tax expense related to the favorable settlement of various U.S. federal tax contingency matters with the IRS pertaining to tax years 1985 through 1998, and various state and non-U.S. tax contingency matters.

During the fourth quarter of 2004, we recognized a $109 million reduction of income tax expense primarily related to the favorable resolution of a U.S. state tax contingency matter, improvements in U.S. state and non-U.S. effective tax rates, and the reversal of valuation allowances associated with certain U.S. state & local and non-U.S. net operating loss and credit carryforwards due to sufficient positive evidence that the related subsidiaries will be profitable and generate taxable income before such carryforwards expire.

During the first quarter of 2003, we recognized a $55 million reduction of income tax expense due to the favorable resolution of several outstanding contingency matters with the IRS. During the third quarter of 2003, we recognized a $22 million credit to income tax expense as a result of a favorable tax court ruling in relation to an outstanding contingency matter with the IRS.

After filing our 2002 state tax returns during the fourth quarter of 2003, we completed a review of the taxability of our operations in various U.S. state taxing jurisdictions and the effects of available state tax credits. As a result of this review, we recorded a decrease of $39 million in the income tax provision in the fourth quarter of 2003. This decrease includes a reduction in our estimated state tax liabilities and the effect of the estimated state income tax effective rate applied to our temporary differences.

Deferred tax liabilities and assets are comprised of the following at December 31 (in millions):

	2004	2003
Property, plant and equipment	$2,624	$2,453
Goodwill and intangible assets	428	349
Pension plans	1,481	1,266
Other	167	473

Gross deferred tax liabilities	4,700	4,541

Other postretirement benefits	684	588
Loss carryforwards (non-U.S. and state)	113	117
Insurance reserves	469	347
Vacation pay accrual	145	131
Other	471	673

Gross deferred tax assets	1,882	1,856
Deferred tax assets valuation allowance	(64)	(117)

Net deferred tax assets	1,818	1,739

Net deferred tax liability	2,882	2,802

Current deferred tax asset	(392)	(316)

Long-term liability—see Note 9	$3,274	$3,118

The valuation allowance increased (decreased) by $(53), $25 and $23 million during the years ended December 31, 2004, 2003 and 2002, respectively. We reclassified $719 million from deferred income taxes to other non-current assets as of December 31, 2003. This amount represents various income tax receivable items that had previously been netted against our deferred tax liabilities.

As of December 31, 2004, we have U.S. state & local operating loss and credit carryforwards of approximately $428 million and $25 million, respectively. The operating loss carryforwards expire at varying dates through 2024. The majority of the credit carryforwards may be carried forward indefinitely. We also have non-U.S. loss carryforwards of approximately $874 million as of December 31, 2004, the majority of which may be carried forward indefinitely. As indicated in the table above, we have established a valuation allowance for certain non-U.S. and state loss carryforwards, due to the uncertainty resulting from a lack of previous taxable income within the applicable tax jurisdictions.

Undistributed earnings of our non-U.S. subsidiaries amounted to approximately $728 million at December 31, 2004. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal or state deferred income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to U.S. income taxes and withholding taxes payable in various non-U.S. jurisdictions, which could potentially be offset by foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

We have not changed our position with respect to the indefinite reinvestment of foreign earnings to take into account the possible election of the repatriation provisions contained in the American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 (the “Jobs Act”), as enacted on October 22, 2004, provides for a temporary 85% dividends received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% U.S. federal tax rate on any repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Certain other criteria in the Jobs Act must be satisfied as well. The maximum amount of our foreign earnings that qualify for the temporary deduction under the Jobs Act is $500 million.

We are in the process of evaluating whether we will repatriate foreign earnings under the repatriation provisions of the Jobs Act, and if so, the amount that will be repatriated. We are considering repatriating any amount up to $500 million under the Jobs Act. We are awaiting the issuance of further regulatory guidance and passage of statutory technical corrections with respect to certain provisions in the Jobs Act prior to determining the amounts we could repatriate. We expect to determine the amounts and sources of foreign earnings to be repatriated, if any, during the fourth quarter of 2005. We cannot reasonably estimate the impact of a qualifying repatriation, should we choose to make one, on our income tax expense for 2005 at this time.

NOTE 15. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in millions except per share amounts):

	2004	2003	2002
Numerator:
Net income before the cumulative effect of change in accounting principle	$3,333	$2,898	$3,254

Denominator:
Weighted average shares	1,125	1,125	1,117
Management incentive awards	1	1	1
Deferred compensation obligations	3	2	2

Denominator for basic earnings per share	1,129	1,128	1,120

Effect of dilutive securities:
Management incentive awards	4	4	4
Stock option plans	4	6	10

Denominator for diluted earnings per share	1,137	1,138	1,134

Basic earnings per share before cumulative effect of change in accounting principle	$2.95	$2.57	$2.91

Diluted earnings per share before cumulative effect of change in accounting principle	$2.93	$2.55	$2.87

Diluted earnings per share for the years ended December 31, 2004, 2003, and 2002 exclude the effect of 2.7, 2.9, and 0.1 million shares, respectively, of common stock that may be issued upon the exercise of employee stock options because such effect would be antidilutive.

NOTE 16. DERIVATIVE INSTRUMENTS AND RISK MANAGEMENT

We are exposed to market risk, primarily related to foreign exchange rates, commodity prices, equity prices, and interest rates. These exposures are actively monitored by management. To manage the volatility relating to certain of these exposures, we enter into a variety of derivative financial instruments. Our objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign currency rates, commodity prices, equity prices, and interest rates. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage exposures. As we use price sensitive instruments to hedge a certain portion of our existing and anticipated transactions, we expect that any loss in value for those instruments generally would be offset by increases in the value of those hedged transactions.

We do not hold or issue derivative financial instruments for trading or speculative purposes.

Commodity Price Risk Management

We are exposed to an increase in the prices of refined fuels, principally jet-A, diesel, and unleaded gasoline. Additionally, we are exposed to an increase in the prices of other energy products, principally natural gas and electricity. We use a combination of options, swaps, and futures contracts to provide partial protection from rising fuel and energy prices. The net fair value of such contracts subject to price risk, excluding the underlying exposures, as of December 31, 2004 and 2003 was an asset of $101 and $30 million, respectively. We have designated and account for these contracts as cash flow hedges, and, therefore, the resulting gains and losses from these hedges are recognized as a component of fuel expense or other occupancy expense when the underlying fuel or energy product being hedged is consumed.

Foreign Currency Exchange Risk Management

We have foreign currency risks related to our revenue, operating expenses, and financing transactions in currencies other than the local currencies in which we operate. We are exposed to currency risk from the potential changes in functional currency values of our foreign currency denominated assets, liabilities, and cash flows. Our most significant foreign currency exposures relate to the Euro, the British Pound Sterling, and the Canadian Dollar. We use a combination of purchased and written options and forward contracts to hedge currency cash flow exposures. As of December 31, 2004 and 2003, the net fair value of the hedging instruments described above was a liability of $(28) and $(48) million, respectively. We have designated and account for these contracts as cash flow hedges of anticipated foreign currency denominated revenue and, therefore, the resulting gains and losses from these hedges are recognized as a component of international revenue when the underlying sales occur.

Interest Rate Risk Management

Our indebtedness under our various financing arrangements creates interest rate risk. We use a combination of derivative instruments, including interest rate swaps and cross-currency interest rate swaps, as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing. These swaps are entered into concurrently with the issuance of the debt that they are intended to modify, and the notional amount, interest payment, and maturity dates of the swaps match the terms of the associated debt. Interest rate swaps allow us to maintain a target range of floating rate debt.

We have designated and account for these contracts as either hedges of the fair value of the associated debt instruments, or as hedges of the variability in expected future interest payments. Any periodic settlement payments are accrued monthly, as either a charge or credit to interest expense, and are not material to net income. The net fair value of our interest rate swaps at December 31, 2004 and 2003 was a liability of $(32) and $(27) million, respectively.

Credit Risk Management

The forward contracts, swaps, and options previously discussed contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, we minimize such risk exposures for these instruments by limiting the counterparties to large banks and financial institutions that meet established credit guidelines. We do not expect to incur any losses as a result of counterparty default.

Derivatives Not Designated As Hedges

Derivatives not designated as hedges primarily consist of a small portfolio of stock warrants in public and private companies that are held for investment purposes. These warrants are recorded at fair value, and the impact of these warrants on our results was immaterial for 2004, 2003 and 2002.

Income Effects of Derivatives

In the context of hedging relationships, “effectiveness” refers to the degree to which fair value changes in the hedging instrument offset corresponding changes in the hedged item. Certain elements of hedge positions cannot qualify for hedge accounting under FAS 133 whether effective or not, and must therefore be marked to market through income. Both the effective and ineffective portions of gains and losses on hedges are reported in the income statement category related to the hedged exposure. Both the ineffective portion of hedge positions and the elements excluded from the measure of effectiveness were immaterial for 2004, 2003 and 2002.

As of December 31, 2004, $13 million in losses related to cash flow hedges that are currently deferred in OCI are expected to be reclassified to income over the 12 month period ending December 31, 2005. The actual amounts that will be reclassified to income over the next 12 months will vary from this amount as a result of changes in market conditions. No amounts were reclassified to income during 2004 in connection with forecasted transactions that were no longer considered probable of occurring.

At December 31, 2004, the maximum term of derivative instruments that hedge forecasted transactions, except those related to cross-currency interest rate swaps on existing financial instruments, was three years. We maintain cross-currency interest rate swaps that extend through 2009.

Fair Value of Financial Instruments

At December 31, 2004 and 2003, our financial instruments included cash and cash equivalents, marketable securities and short-term investments, accounts receivable, finance receivables, accounts payable, short-term and long-term borrowings, and commodity, interest rate, foreign currency, and equity options, forwards, and swaps. The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate carrying values because of the short-term nature of these instruments. The fair value of our marketable securities and short-term investments is disclosed in Note 2, finance receivables in Note 3, and debt instruments in Note 8.

NOTE 17. QUARTERLY INFORMATION (unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2004	2003	2004	2003	2004	2003	2004	2003
Revenue:
U.S. domestic package	$6,625	$6,108	$6,567	$6,210	$6,581	$6,305	$7,187	$6,739
International package	1,630	1,316	1,627	1,387	1,675	1,378	1,877	1,528
Supply chain solutions	664	591	677	629	696	629	776	665

Total revenue	8,919	8,015	8,871	8,226	8,952	8,312	9,840	8,932

Operating profit:
U.S. domestic package	912	793	988	913	941	934	861	1,017
International package	277	139	281	166	266	180	325	247
Supply chain solutions	28	13	41	1	51	33	18	9

Total operating profit	1,217	945	1,310	1,080	1,258	1,147	1,204	1,273

Net income	$759	$611	$818	$692	$890	$739	$866	$856

Earnings per share:
Basic	$0.67	$0.54	$0.73	$0.61	$0.79	$0.66	$0.77	$0.76
Diluted	$0.67	$0.54	$0.72	$0.61	$0.78	$0.65	$0.76	$0.75

First quarter 2003 net income reflects a charge for an impairment of investments ($37 million after-tax, $0.03 per diluted share) and a credit to tax expense upon the resolution of various tax contingencies ($55 million, $0.05 per diluted share). Second quarter 2003 net income was impacted by the gain on the sale of Mail Technologies ($14 million after-tax, $0.01 per diluted share). Third quarter 2003 net income reflects the gain on sale of Aviation Technologies ($15 million after-tax, $0.01 per diluted share) and the credit to tax expense from a favorable ruling on the tax treatment of jet engine maintenance costs ($22 million, $0.02 per diluted share). Fourth quarter 2003 net income was impacted by a gain on the redemption of long-term debt ($18 million after-tax, $0.02 per diluted share) and a credit to income tax expense for a lower effective state tax rate ($39 million, $0.03 per diluted share).

Third quarter 2004 net income includes a credit to tax expense ($99 million, $0.09 per diluted share) related to the resolution of various tax matters. Fourth quarter 2004 net income includes an impairment charge ($70 million after-tax, $0.06 per diluted share) on Boeing 727, 747, and McDonnell Douglas DC-8 aircraft, and related engines and parts, and a charge to pension expense ($40 million after-tax, $0.04 per diluted share) resulting from the consolidation of data collection systems. Fourth quarter 2004 net income also includes credits to income tax expense ($43 million, $0.04 per diluted share) related to various items, including the resolution of certain tax matters, the removal of a portion of the valuation allowances on certain deferred tax assets on net operating loss carryforwards, and an adjustment for identified tax contingency items.

NOTE 18. SUBSEQUENT EVENTS

In May 2005, we announced an agreement to acquire Overnite Corporation for approximately $1.25 billion in cash. Overnite Corporation is one of the leading less-than-truckload carriers in North America, and had 2004 revenue of $1.65 billion. We expect the acquisition to close in the third quarter of 2005, subject to obtaining required regulatory approvals and the approval of Overnite’s shareholders.